Exhibit 99.1

PROLONG INTERNATIONAL CORPORATION

CONTACT:

Prolong International Corporation

Thomas C. Billstein, 949-587-2700 (Investor Relations)

For Immediate Release

PROLONG INTERNATIONAL CORPORATION ANNOUNCES 2004 FINANCIAL RESULTS

Irvine, CA., April 15, 2005 – Prolong International Corporation (AMEX: PRL), (http://www.prolong.com), a technology driven holding company and parent of Prolong Super Lubricants, Inc., manufacturer and marketer of cost-saving consumer automotive, commercial/industrial and household products, has announced financial results for the year ended December 31, 2004.

The Company reported a net loss of ($2.86) million or ($0.09) per diluted share, on net sales of $7.9 million for the year ended December 31, 2004, compared to a net loss of ($2.2) million or ($0.07) per diluted share, on net sales of $8.35 million for the year ended December 31, 2003.

Our sales and marketing team worked very hard last year to maintain our core base of prestigious Prolong distributors; companies including Wal-Mart, AutoZone, CSK Auto, Pep Boys, NAPA, Meijer’s and Canadian Tire”, said Elton Alderman, CEO. “We not only maintained these customers in the face of tenacious competition, but we were able to add to our list with the introduction of Advance Auto Parts and its 2,612 stores, who we began shipping to in January 2005. The Company produced an aggressive, long-form television ad and ran it for a good part of the year; however, while it helped to boost sales in its viewing markets, we had much higher expectations for its contribution to direct sales.”

Mr. Alderman continued, “Quite simply, we need to increase sales, while sharply controlling the expense of securing those sales. To do so, we are making a much bigger push into the commercial trucking and industrial machinery markets where our Prolong products have historically proved themselves to be expense reducing and problem solving products for businesses, factories, farms and government agencies. The company has begun introducing its motor oils and its new oil stabilizer products to its commercial, industrial, consumer and international distributors and end users. I am very encouraged by the start.”

“During 2004, the Company secured Fastenal, Inc., with over 1,550 locations, as its first major industrial and construction supply distributor. We intend to build up a portfolio of the country’s greatest industrial and commercial parts suppliers as our distributors, just as we have done in the automotive aftermarket. We believe this is the template for increasing sales of products containing the patented Prolong technology. We believe our new products, when added to existing products like our greases, penetrant sprays, gear lubes and cutting fluids can generate the increased sales we seek.”

“Our international customer base and international sales continued to grow as we secured additional customers within China, Japan, Malaysia, Chile and Mexico during 2004. We expect to continue adding new international distributors for all of our Prolong products throughout the world and we anticipate finding acceptance of our motor oils in international markets. In addition, our new updated web site, www.prolong.com, has been well received by visitors and is proving effective in supporting all of our Prolong business.”

Mr. Alderman said, “We started off the year 2004 expecting higher sales and better financial results than were achieved. Within this year’s annual audited financial statements, the Company’s independent auditors have provided their opinion that the financial statements of the Company present fairly, in all material respects, the financial position of the Company and are in conformity with generally accepted accounting principles. They have also expressed their opinion to management that the company needs to add to its working capital through new borrowings, additional equity or a combination thereof, in order to assure adequate liquidity for ongoing and continued business operations, because the Company’s past losses and working capital deficiencies raise substantial doubt about its ability to continue as a going concern. The Company’s board and management agree with their assessment and have been and continue to be actively engaged in the process of seeking to secure such new financing on the best available terms. The Company has challenges to meet, to be sure, but with the continued support of our shareholders, vendors, customers and dedicated employees, I believe the Company will make an impressive performance statement to the world.”

Prolong International Corporation (AMEX: PRL), a technology driven holding company headquartered in Irvine, California, through its operating subsidiary, manufactures, markets and distributes a complete line of patented lubricant and proprietary automotive, commercial, industrial and household products. The Company’s products are marketed and sold under the brand name Prolong Super Lubricants® and are used in automotive, industrial, commercial and consumer applications. Prolong products are sold throughout the United States at major chain stores, through commercial and industrial distributors, auto retailers and in international markets. More information about Prolong International Corporation and its products can be obtained at http://www.prolong.com.

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the Company’s Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the company assumes no obligation to update such forward-looking statements.